UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2009

Lifetime Brands, Inc. (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530 (Address of Principal Executive Offices)(Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2009, Lifetime Brands, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Ronald Shiftan, the Company’s Vice Chairman and Chief Operating Officer (the “Executive”).

The following is a summary of changes to the Agreement:

(i)

The term of the Executive’s employment has been extended to December 31, 2012, and for additional one-year periods thereafter, unless the Executive’s employment is earlier terminated or the Company or the Executive gives notice of the intention not to extend the term of the Agreement.

(ii)	Effective January 1, 2010, the Executive’s base salary will increase from $518,000 to $566,000.
(iii)

For each year of the Agreement, the Executive is entitled to receive bonuses; (a) limited by or based on the Company’s Adjusted Income Before Income Taxes, and (b) the Executive having met certain individual performance goals for such year.

(iv)

On August 10, 2009, the Company granted the Executive options to purchase 125,000 shares of the Company’s common stock pursuant to the Company’s 2000 Long-Term Incentive Plan. The options are exercisable at the closing price of the common stock on August 10, 2009 of $5.32, expire five years from the date of grant and vest 25% on December 31, 2009, and 75% in three equal annual installments thereafter. The options are subject to earlier vesting, as provided elsewhere in the Agreement.

(v)	The provisions relating to Section 409A of the U.S. Internal Revenue Code have been modified.

The information provided in this Item 5.02 is qualified in its entirety by reference to the terms of the agreement attached hereto as Exhibit 10.1.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Amended and Restated Employment agreement dated August 10, 2009 between Lifetime Brands, Inc. and Ronald Shiftan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

	By:	/s/ Laurence Winoker
Laurence Winoker Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date: August 12, 2009